PRESS RELEASE

FIRST CITIZENS NATIONAL BANK OPENS FOR BUSINESS IN WELLSVILLE NEW YORK

MANSFIELD, Pennsylvania - The First Citizens National Bank acquisition of the Hannibal, New York office of Fulton Savings Bank is complete. Closing was effective on December 17, 2005. The office in Hannibal will be closed and all remaining accounts will be transferred to the Wellsville Office of First Citizens National Bank which opened on Monday, December 19, 2005.

The Wellsville Office is located at 10 South Main Street and is a full-service office, with a focus on Small Business Banking. “We will be operating out of a temporary facility at this location while the new office building is constructed on the same property,” stated Randall E. Black, CEO and President of First Citizens. “Putting together a full-service office in such a short period of time is the result of a commendable effort by many employees throughout our company and the Village of Wellsville.”

The Wellsville office is the first New York State office for First Citizens bringing their total number of offices to 16. We currently serve Tioga, Bradford and Potter Counties and have now added Allegany County, New York to our market.

“For years, many residents have asked us to consider placing an office in Wellsville, and we are pleased to have answered their call. The response from the community has already been overwhelming,” Black stated. “We are looking forward to serving the residents of Allegany County with the same enthusiasm as we have already received from them.”

First Citizens National Bank is a subsidiary of Citizens Financial Services, Inc. (OTC BB: CZFS) with assets exceeding $500 million, headquartered in Mansfield, Pennsylvania.

FORWARD-LOOKING INFORMATION

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release may contain certain forward-looking statements which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition, changes in accounting principles, policies, or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."

Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward looking statements are made.

For more information contact:

Randall E. Black, Chief Executive Officer and President	First Citizens National Bank
800-326-9486	15 South Main Street
570/662-2365 (fax)	Mansfield, PA 16933

###